Exhibit 99.1
Royal Bank America Parent Co. Issues 52nd Consecutive Quarterly Cash Dividend
NARBERTH, PA—Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced that its Board of Directors has declared a quarterly cash dividend for the second quarter of 2008 of $0.15 per share for holders of Class A common stock and $0.1725 per share for holders of Class B common stock. Starting in 1995, Royal Bancshares of Pennsylvania, Inc. has issued a cash dividend in 52 consecutive quarters. The record date for this dividend is April 30, 2008, and the payment date is May 14, 2008.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands at 22 unique branch locations throughout Pennsylvania, New Jersey and New York. As The Region’s Premier Commercial Real Estate Lender, Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. Additional subsidiaries include RBA Leasing, engaged in equipment leasing solutions for small and mid-sized businesses, and RBA Capital, a structured finance company. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.